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                                                                    Exhibit 99.1

                                 True Value Logo
                                 ---COMPANY---


For Immediate Release                            For more information, contact:
November 14, 2005                                True Value Media Relations
                                                 (312) 240-2882


               TRUE VALUE COMPANY ANNOUNCES THIRD QUARTER RESULTS

Chicago, Monday, November 14, 2005-- True Value Company reported today revenue of $486.8 million for the quarter ended October 1, 2005, an increase of 2.6 percent or $12.3 million from $474.5 million for the same period a year ago. Net margin for the quarter was $3.0 million, down 77.6 percent or $10.4 million from $13.4 million a year ago. Excluding an $18.2 million non-recurring charge attributable to a claim resulting from a decision in an arbitration, which was recorded in the quarter just ended, net margin was $21.2 million, up 58.2 percent, or $7.8 million from a year ago. The arbitration matter relates to events dating back to 1999.

         True Value also reported revenue of $1,542.0 million for the nine months ended October 1, 2005, a decrease of 0.5 percent or $7.2 million from $1,549.2 million for the same period a year ago. Net margin for the nine months period was $25.0 million, down 22.8 percent or $7.4 million from $32.4 million a year ago. Excluding the arbitration charge, net margin was $43.2 million, up
33.3 percent, or $10.8 million.

         "Excluding the non-recurring charge, this quarter's results show that the underlying profitability of the business remains strong," said President and Chief Executive Officer Lyle G. Heidemann. "We're building on our momentum, posting stronger sales and demonstrating good expense management as we improve our wholesale operations and increase our focus on the retail success of our members."

         True Value, headquartered in Chicago, is one of the world's largest member-owned wholesale hardware cooperatives with sales of $2.0 billion in 2004. The True Value cooperative includes approximately 5,800 independent retailer locations worldwide operating under the store identities of True Value, Grand Rental Station, Taylor Rental, Party Central, Home & Garden Showplace and Induserve Supply. Additional information on True Value and its retail identities is available at www.truevalue.com.

This earnings release may contain forward-looking statements that involve risks and uncertainties. The following factors could cause results to differ materially from management expectations as projected in such forward-looking statements: seasonal variations, competition, risks of new business areas, the availability and cost of real estate and construction, and changes in federal or state legislation or regulations. Members are referred to the "Cautionary Note Regarding Forward-Looking Statements" in the company's most recent Form 10-K, which Note is incorporated into this news release by reference.

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  World Headquarters o 8600 W. Bryn Mawr Ave. o Chicago, Illinois 60631-3505 o
                                  773.695.5000